UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):  July 7, 2006

COMMUNICATIONS SYSTEMS, INC.

(Exact name of Registrant as specified in its charter)

Minnesota	001-31588	41-0957999
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

213 South Main Street Hector, MN		55342
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code   (320) 848-6231

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐              Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐              Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-2)

☐              Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐              Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Sections 1, 2, 4-8 are not applicable and therefore omitted.

ITEM 3.01 NOTICE OF DELISTING OR FAILURE TO SATISFY A CONTINUED LISTING RULE OR STANDARD; TRANSFER OF LISTING

On May 22 2006, Communications Systems, Inc. (the “Company”) publicly reported that management of the Company and its Audit Committee determined to defer filing the Company’s Quarterly Report on Form 10-Q for its first quarter ended March 31, 2006 until information related to a government investigation and related reviews publicly disclosed on May 15, 2006 could be gathered and assessed and the Company’s independent registered public accounting firm completed its review of the Form 10-Q as required by Rule 10-01 of Regulation S-X under the Securities Exchange Act of 1934. The Company’s public announcement also discussed that the failure to file the Form 10-Q was a deficiency under the rules of the American Stock Exchange (AMEX) where the Company’s common stock is traded.

On May 25, 2006 the Company received a letter from AMEX advising the Company that because it had not filed its Form 10-Q report for the quarter ended March 31, 2006 it was not in compliance with fulfilled a condition for continued listing of its securities as required by Sections 134 and 1101 of the AMEX Company Guide. Along with other information in its May 25, 2006 letter AMEX staff offered the Company the opportunity to submit a plan by June 8, 2006 demonstrating how it would be able to regain compliance with the Exchange’s continued listing standards by July 6, 2006.

On June 8, 2006 the Company submitted a plan to AMEX regarding achieving compliance with its continued listing standards by July 6, 2006. Thereafter, during the remainder of June until early July, 2006 management continued its internal investigation and continued its cooperation with the U.S. Department of Justice, the agency conducting the civil investigation of JDL’s compliance with the E-Rate program related to its work in the U.S Virgin Islands.

On July 6, 2006, the Company submitted an amended plan to AMEX staff with regard to achieving compliance with AMEX’s continued listing standards. In its amended plan, the Company reported that it was unable to finalize its First Quarter 2006 10-Q by the original July 6 deadline for two reasons:  first, management’s heightened concern regarding the Company’s ability to collect receivables related to work performed by its JDL subsidiary that totaled approximately $3 million at both December 31, 2005 and March 31, 2006; and, second, the need to further assess issues raised by the Department of Justice civil investigation and the implications of such issues for its previously issued financial statements and its future financial reporting. Finally, the Company explained in its amended plan how it intended to address these matters so that it could file its First Quarter 2006 10-Q by September 6, 2006 and requested an extension to such date to bring the Company into compliance with AMEX’s listing standards.

By letter dated July 7, 2006 the Company received notification from AMEX that the Company’s amended plan made a reasonable demonstration of the Company’s ability to regain compliance with AMEX’s continued listing standards by September 6, 2006 and that AMEX was willing to continue the listing of the Company’s common stock until such date, subject to certain conditions. These conditions related to public disclosure of AMEX’s decision and related information, continued updates of AMEX staff with regard to the initiatives described in the amended plan and continued oversight and assessment by AMEX staff. In its letter AMEX also stated it expected the Company to be in compliance with the continued listing standards by September 6, 2006 and that failure to achieve compliance by such date would “likely result” in the initiation of delisting proceeds by AMEX staff.

A copy of the letter from AMEX is attached hereto as Exhibit 99.1 and a copy of the Company’s press release announcing the AMEX action is attached as Exhibit 99.2.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

The following are filed as exhibits to this Current Report:

Exhibit No.	Description of Exhibit

99.1	Letter from the American Stock Exchange (AMEX) dated July 7, 2006
99.2	Press Release issued July 13, 2006 reporting receipt of letter from AMEX

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

COMMUNICATIONS SYSTEMS, INC.

By	/s/ Paul N. Hanson
Paul N. Hanson
Its Chief Financial Officer

Dated:  July 13, 2006